Exhibit 24

SECTION 16

POWER OF ATTORNEY

I, J. Michael Schroeder, do hereby constitute and appoint Kyle Eugene Kingsley, Thomas M. Rose and Nicole A. Edmonds my true and lawful attorneys-in-fact, any of whom acting singly is hereby authorized, for me and in my name and on my behalf as a director, officer and/or shareholder of Vireo Health International, Inc., to prepare, execute and file any and all forms, instruments or documents, including any necessary amendments to electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC in respect.

I do hereby ratify and confirm all acts my said attorney shall do or cause to be done by virtue hereof. I acknowledge that the foregoing attorneys-in-fact, serving in such capacity at my request, are not assuming, nor is Vireo Health International, Inc. assuming, any of my responsibilities to comply with Section 16.

This power of attorney shall remain in full force and effect until it is revoked by the undersigned in a signed writing delivered to each such attorney-in-fact or the undersigned is no longer required to comply with Section 16, whichever occurs first.

WITNESS the execution hereof this 9th day of December, 2020.

/s/ J. Michael Schroeder
J. Michael Schroeder